– Highly Preliminary and Confidential – Exhibit (c)(xiv) Strategic Overview Materials

– Highly Preliminary and Confidential – Illustrative Strategic Alternatives ▪ TowerBrook is considering the universe of future potential exit opportunities for its stake in R1 should the Project Raven take-private close ▪ Management’s forecast and TowerBrook’s underwriting cases both suggest R1 could be generating ~$1.2bn in EBITDA annually by 2029E – At this size, there will exist a limited number of potential strategics and sponsors that could acquire the company ▪ The following considers four potential alternative paths to an exit of the TCP-ASC stake in the company: 1 Sale to Strategic: Outright sale of 100% or majority of R1 to a strategic buyer 2 Sale to Sponsor: New sponsor acquires either TCP-ASC stake or 100% of company 3 Merge & Exit: New sponsor acquires either TCP-ASC stake or 100% of company while merging it with an existing portfolio asset For Reference 4 Re-IPO: Take the company public again with new, larger EBITDA base in 2029 1

– Highly Preliminary and Confidential –

Illustrative Strategic Alternatives *(Cont'd)*

For Reference

	1 Sale to Strategic	2 Sale to Sponsor	3 Merge & Exit	4 Re-IPO
Benefits	▪ Simplest execution ▪ Strong synergy opportunity leading to premium valuation ▪ Clear PF scale advantage over peers	▪ Strategic fit in sponsor portfolios broad and clear ▪ Reduced equity check if only TCP-ASC stake sold ▪ Company maintains operational independence	▪ Enhanced synergy opportunity ▪ PF scale strategically attractive	▪ Mitigates size concerns ▪ Liquidity opportunity (potentially limited)
Considerations	▪ $10bn –$15bn+ size limits universe of buyers ▪ Health system / customer concerns with certain strategic concentration (e.g., UHG)	▪ Large check size limits buyers to largest funds ▪ Synergies likely lower than strategic acquiror	▪ Large equity check still required (potentially mitigated if NMC rolled) ▪ Complex execution with multiple parties ▪ Implications to customers critical in partner selection	▪ Potentially leaves TCP-ASC with large position ▪ Incremental public company expenses
Selected Potential Partners	Microsoft $3,350bn accenture $206bn ORACLE Cerner $490bn IQVIA $51bn 3M Health Care(1) $68bn cognizant $33bn	Advent International BainCapital Berkshire Partners Blackstone CARLYLE CLEARLAKE EQT FRANCISCO PARTNERS H&F TPG THOMABRAVO WARBURG PINCUS	ENSEMBLE HEALTH PARTNERS *Warburg, Berkshire Partners* nextgen healthcare *Thoma Bravo* nthrive *Clearlake* WAYSTAR *(Public)*	N/A

Source: FactSet as of June 28, 2024.

(1) Assumes HIS management's strategic focus shifts to inorganic expansion post-RMT.

CENTERVIEW PARTNERS 2